Exhibit 10.20

Salary Continuation Agreement

     This Salary Continuation Agreement (the “Agreement”) is made as of the 10th day of August, 2004 (the “Effective Date”), by and between Trompeter Electronics, Inc., a Delaware corporation (“Employer”), a wholly-owned subsidiary of Stratos International, Inc. (“Parent”), and the employee whose name appears on the signature page of this Agreement (“Employee”).

     WHEREAS, Employee is currently a valued key employee of Employer and/or its affiliates, and Employer recognizes Employee’s contribution to the growth and success of Employer;

     WHEREAS, Employee and Employer are currently parties to that certain Salary Continuation Agreement dated as of October 18, 2000, as amended (the “Prior Continuation Agreement”) and that certain Confidentiality and Noncompete Agreement, effective as of November 3, 1997 (the “Employment Agreement”);

     WHEREAS, Employer recognizes that, in the event of a change of control of Employer, uncertainty and questions could arise among Employer’s key employees and could result in the departure or distraction of key personnel to the detriment of Employer. Employer believes it is important to diminish the inevitable distraction of Employee by virtue of the personal uncertainties and risks created by a pending or threatened change of control, to encourage Employee’s full attention and dedication to Employer currently and in the event of any threatened or pending change of control of Parent;

     WHEREAS, Employer considers it essential to the best interests of Employer and its affiliates to foster the continued employment of key personnel, such as Employee, by providing for certain payments such as that set forth in this Agreement; and

     NOW, THEREFORE, the parties agree as follows:

     1. Salary Continuation.

          (a) If a Change of Control (as defined below) occurs and Employee’s employment with Employer or its successors, assigns or affiliates is terminated by the Employer and its successors, assigns and affiliates in anticipation of or within 12 months after the consummation of the Change of Control, then Employer agrees to continue to pay Employee his or her base salary (as of the consummation of the Change of Control) for the period commencing on the Change of Control and continuing until the one-year anniversary of the Change of Control (such payments, the “Severance Payments”). Any Severance Payments by Employer pursuant to this Section 1 shall be paid on Employer’s regular salary payment dates or such earlier date as Employer shall determine.

          (b) If Employee dies following a Change of Control, Employee’s estate or heirs will be entitled to receive any payments that would otherwise have been paid to Employee pursuant to this Section 1 upon termination of Employee’s employment by Employer.

          (c) For purposes of this Agreement, The term “Change of Control” means the occurrence of any of the following events: (i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of Parent securities representing fifty percent (50%) or more of the total voting power represented by Parent’s then outstanding voting securities; or (ii) The consummation of the sale or disposition by Parent of all or substantially all Parent’s assets; or (iii) The consummation of a merger or consolidation of Parent with any other corporation, other than a merger or consolidation which would result in Parent’s voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by Parent’s voting securities or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) A change in the composition of the Board of Directors of Parent occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either: (A) are directors of Parent as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of Parent with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii), or (iii) above, or in connection with an actual or threatened proxy contest relating to the election of directors to Parent.

          (d) The parties agree that none of this Agreement, the Prior Continuation Agreement and the Employment Agreement shall be deemed to be a ‘management retention agreement’ under the terms of Parent’s Severance Plan effective November 15, 2002, as amended (the “Plan”), and that Employee shall be an Eligible Employee (as defined in the Plan) entitled to benefits under the Plan with respect to any Change of Control occurring after the date of this Agreement. Employee shall be considered a “Class I Eligible Employee” for purposes of the Plan with respect to any Change of Control (as defined in the Plan) occurring after the date of this Agreement. The benefits of this Agreement are intended to be in addition to the benefits Employee to which Employee may be entitled to under the Plan.

          (e) Any severance payments to Employee under the Employment Agreement shall be deducted from payments otherwise due pursuant to this Section 1.

     2. At-Will Employment. Employee and Employer acknowledge that, except as otherwise provided under any other written agreement between Employee and Employer, the employment of Employee by Employer or its affiliates is “at will” and Employee’s employment may be terminated by either Employee or Employer (or, if applicable, Employer’s affiliates) at any time. Except as otherwise provided in this

Agreement, this Agreement is not intended to alter materially the compensation and benefits to which the Employee is entitled, or may become entitled, in respect of Employee’s employment by Employer and/or its affiliates.

     3. Termination. This Agreement shall terminate immediately without the need for any notice or amendment if Employee ceases to be employed by Employer or its affiliates at any time prior to the consummation of the Change of Control, regardless of whether such termination is attributable to death, disability, discharge, resignation, retirement or otherwise. This Agreement shall terminate five years from the date of this Agreement unless sooner terminated in accordance with the foregoing provisions. Notwithstanding anything in this Agreement to the contrary, if Employee’s employment with Employer or its affiliates is terminated during the 180 day period prior to the date on which the Change of Control occurs, and if Employee reasonably demonstrates that such termination of employment (i) was at the request of the purchaser or any other third party who had at the time taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then Employee shall be entitled to receive the full Severance Payments he or she would otherwise have been entitled to receive had Executive remained employed by Employer or its affiliates until the occurrence of the Change of Control.

     4. Notice. Any notice provided in this Agreement must be in writing and must be either personally delivered, delivered by overnight courier or mailed by first class mail to Employer at the address set forth below:

Trompeter Electronics, Inc. 31194 La Baya
Westlake Village, CA 91362
Attention: President

and to Employee at the address set forth in the records of Employer or at such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or five days after being mailed.

     5. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

     6. Complete Agreement. This Agreement, the Prior Continuation Agreement, the Employment Agreement and other documents delivered in connection with this Agreement embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way.

     7. Counterparts. This Agreement may be executed on separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     8. Successors and Assigns. This Agreement is intended to bind and inure to the benefit and be enforceable by the parties to this Agreement and their respective successors and permitted assigns.

     9. Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal law, and not the law of conflicts, of Arizona.

     10. Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consents of each of the parties.

Signature Page Follow

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EMPLOYEE: Joe Norwood	EMPLOYER: Trompeter Electronics, Inc.

/s/ Joe Norwood Signature Joe Norwood	By: /s/ Donald D. Meyers Donald D. Meyers, Secretary